Exhibit 99.1

NEWS RELEASE
For Immediate Release
November 3, 2008

Chesapeake Corporation Reaches Agreement With
Lenders on Forbearance

RICHMOND, Va. --  Chesapeake Corporation (OTCBB:CSKE.PK) today announced that it has signed a forbearance agreement with the required lenders under its $250-million Senior Secured Credit Facility.  Under the agreement, the lenders have agreed that they will forbear from exercising their rights and remedies against the corporation and its subsidiaries in respect of existing financial condition covenant defaults under the Senior Secured Credit Facility.  The period of the lenders’ forbearance will continue until December 10, 2008, subject to the borrowers’ compliance with the terms and conditions of the forbearance agreement.

“Despite adverse conditions in global financial markets, we continue to make progress on our financial restructuring,” said Andrew J. Kohut, Chesapeake president and chief executive officer.  “In addition to the previously announced negotiations with an ad hoc committee of holders of our subordinated debt, we are also engaged in discussions with others on possible alternative financial restructuring opportunities.  The forbearance agreement provides us additional time to finalize arrangements for the short- and long-term financial liquidity and financial restructuring we need.”

The agreement of the lenders described above is subject to compliance by the corporation and the other Chesapeake subsidiary borrowers under the Senior Credit Facility with the terms and conditions set forth in the forbearance agreement.  The forbearance agreement requires that the corporation and the other borrowers deliver to the Senior Credit Facility Administrative Agent at various milestones during the forbearance period certain information with respect to the corporation’s financial position, business operations and ongoing restructuring process, including details regarding the development of plans for interim financing to provide adequate liquidity for the corporation to continue operations.

The corporation expects to be able to comply with the requirements of the forbearance agreement, but if it is not able to do so, or the forbearance agreement expires, the lenders under the Senior Secured Credit Facility could require immediate payment of all amounts outstanding under the Senior Secured Credit Facility, terminate their commitments to lend under the Senior Secured Credit Facility and, pursuant to cross-default provisions in many of the instruments that govern other outstanding indebtedness of the corporation, immediate payment of our other outstanding indebtedness could be required, all of which would have a material adverse effect on the business, results of operations and financial condition of the corporation and would raise substantial doubts about our ability to continue as a going concern.

Chesapeake Corporation protects and promotes the world’s great brands as a leading international supplier of value-added specialty paperboard and plastic packaging. Headquartered in Richmond, Va., the company is one of Europe’s premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets.  Chesapeake has 44 locations in Europe, North America, Africa and Asia and employs approximately 5,400 people worldwide.

This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: the company’s inability to realize the full extent of the expected savings or benefits from restructuring or cost savings initiatives, and to complete such activities in accordance with their planned timetables and within their expected cost ranges; the effects of competitive products and pricing; changes in production costs, particularly for raw materials such as folding carton and plastics materials, and the ability to pass through increases in raw material costs to customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; changes in governmental policies and regulations; changes in interest rates and credit availability; changes in actuarial assumptions related to pension and postretirement benefits plans and the ability to amend the existing U.K. pension recovery plan; changes in liabilities and cash funding obligations associated with the company’s defined benefit pension plans; the ability to remain in compliance with current debt covenants and to refinance the senior revolving credit facility; fluctuations in foreign currency exchange rates; and other risks that are detailed from time to time in reports filed by Chesapeake with the Securities and Exchange Commission.

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Media Relations Contact:                                                                           Investor Relations Contact:
Joseph C. Vagi                                                                                              Joel K. Mostrom
Manager - Corporate Communications                                                     Executive Vice President & Chief Financial Officer
(804) 697-1110                                                                                                (804) 697-1147
joe.vagi@chesapeakecorp.com                                                                  joel.mostrom@chesapeakecorp.com
   www.chesapeakecorp.com                                                                           www.chesapeakecorp.com